Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Gilat Satellite Networks Ltd. and to the incorporation by reference therein of our reports dated March 18, 2019, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd. for the year ended December 31, 2018 and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd., included in its Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ KOST FORER, GABBAY & KASIERER KOST, FORER, GABBAY & KASIERER A member of Ernst & Young Global

Tel Aviv, Israel
July 11, 2019